Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Auditors" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-83492) and related Prospectus of GTECH Holdings Corporation, GTECH Corporation, GTECH Rhode Island Corporation and GTECH Latin America Corporation for the registration of $175,000,000 of 1 3/4% Convertible Debentures due December 15, 2021 and to the incorporation by reference therein of our report dated March 22, 2002 (except Note F, as to which the date is April 2, 2002), with respect to the consolidated financial statements and schedule of GTECH Holdings Corporation included in its Annual Report (Form 10-K) for the year ended February 23, 2002, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP
Boston, Massachusetts
May 28, 2002